EXHIBIT 99.3

Industrial Income Trust Inc.

Q&A Regarding the Merger Transaction

(i)	Who is expected to acquire IIT?

IIT, a leading U.S. industrial real estate investment trust, has entered into a merger agreement with affiliates of Global Logistic Properties Limited (“GLP”), a leading global provider of modern logistics facilities, pursuant to which IIT will merge into Western Logistics II LLC, an affiliate of GLP, in exchange for the receipt by IIT’s stockholders of the cash purchase price. As of March 31, 2015, GLP’s US$28 billion property portfolio encompasses 441 million square feet (41 million square meters) of logistics facilities across China, Japan, Brazil and the United States. Upon closing of the proposed acquisition of IIT, GLP’s U.S. footprint would expand to 173 million square feet (16.1 million square meters). Subsequent to this transaction, GLP’s global portfolio would encompass more than 500 million square feet (47 million square meters) and approximately US$33 billion of assets under management worldwide.

(ii)	Will all of IIT’s existing assets be acquired by GLP in the merger transaction?

Concurrently with the closing of the merger transaction, it is expected that IIT will transfer 11 properties currently owned by IIT that are under development or in the lease-up stage (the “Excluded Properties”) to a liquidating entity (the “Liquidating Entity”), the beneficial interests in which will be distributed pro rata to current IIT stockholders. The Liquidating Entity will sell such Excluded Properties following the closing of the merger with the goal of maximizing the value of the Excluded Properties for IIT’s stockholders.

(iii)	What price per share will stockholders receive from the merger transaction and the sales of the Excluded Properties?

IIT currently estimates, based on the per share cash consideration to be paid in the merger and the value of assets expected to be distributed to stockholders through the Liquidating Entity, that stockholders may receive approximately US$11.12 per share as total consideration for their shares. This per share amount is based on the following: (i) US$10.30 per share in cash to be paid by GLP pursuant to the merger agreement to stockholders upon closing of the merger with Western Logistics; (ii) an estimated US$0.26 per share in cash to be paid to stockholders at closing, to be funded through net borrowings by the Liquidating Entity; and (iii) an estimated US$0.56 net per share to be paid in cash upon consummation of the sales of all of the Excluded Properties (net of certain estimated expenses), based on management’s current estimates of the value of each Excluded Property upon stabilization, the costs to complete the development and leasing of the Excluded Properties, and liquidation expenses. The actual amounts realized in connection with the financing and upon liquidation of the Liquidating Entity and ultimately distributed by the Liquidating Entity will likely differ, perhaps materially, from this estimate based on, among other things, proceeds available from the financing, market conditions for sales of the Excluded Properties, the amount of time it takes to complete the liquidation and the potential costs associated with the liquidation. There can be no assurance regarding the amount of cash that ultimately will be distributed to IIT stockholders in connection with the financing and the liquidation of the Liquidating Entity or the timing of the liquidation of the Liquidating Entity.

(iv)	What terms and conditions need to be met in order to close the transaction?

The completion of the merger is subject to closing conditions, including, among others, (a) approval of the merger by stockholders holding a majority of IIT’s outstanding common stock, (b) the accuracy of certain representations and warranties of IIT and the purchaser, subject to certain materiality exceptions, (c) IIT and the purchaser having performed their material obligations under the merger agreement in all material respects, (d) the absence of a material adverse effect on IIT, (e) the receipt of tax opinions from IIT’s outside counsel related to the status of IIT as a real estate investment trust, (f) the execution of a transition services agreement by certain affiliates of Industrial Income Advisors LLC (“IIA”), (g) the receipt of applicable payoff letters with respect to certain of IIT’s existing indebtedness, (h) the receipt of Committee on Foreign Investment in the United States (“CFIUS”) approvals by GLP related to notices filed with CFIUS in connection with GLP’s syndication of interests in the completed acquisition of the logistics platform portfolio of one of its assets to certain institutional investors; and (j) the transfer of the Excluded Properties to the Liquidating Entity and the pro rata distribution of the beneficial interests in such liquidating entity to IIT’s stockholders.

(v)	How long is the stockholder proxy vote process anticipated to run?

Once we mail the proxy to the stockholders, it is expected that the stockholders will have approximately 30 days to review, respond and vote, subject to further extension.

(vi)	When is the transaction anticipated to close?

Subject to the satisfaction of applicable closing conditions (including the receipt of the requisite approval of IIT’s stockholders), the transaction is anticipated to close in the fourth quarter of 2015 (but no later than November 16, 2015).

(vii)	How long after the closing of the merger should investors expect to receive their portion of the merger proceeds? Where will merger proceeds be sent?

Merger proceeds are expected to be disbursed to IIT’s stockholders within five business days following closing. Merger proceeds will be sent in accordance with the current instructions for the applicable stockholder’s account.

(viii)	Will dividends accrued during the third/fourth quarter (up to the date of closing) be paid separately from the merger proceeds?

Distributions have been declared at US$0.15625 per share by the board for the third quarter, and are expected to be paid at the closing of the merger but no later than October 15, 2015. Distributions for the fourth quarter are expected to be declared if the closing date does not occur prior to September 30, 2015 and are expected to be paid at the closing of the merger.

(ix)	What is the status of IIT’s DRIP and SRP program?

In connection with the announcement of the merger transaction, we also announced the suspension of both the distribution reinvestment program (the “DRIP”) and the share redemption program (the “SRP”) effective beginning with the third quarter of 2015. In addition, each of the DRIP and the SRP will terminate effective as of the closing date of the merger.

(x)	What fees are anticipated to be paid to IIT’s advisor and sponsor upon closing?

In connection with certain contribution transactions entered into between IIT’s operating partnership and IIT’s advisor on July 28, 2015, IIT’s advisor and one of its affiliates will acquire approximately 8.83 million operating partnership units in IIT’s operating partnership. These partnership units will be purchased by an affiliate of GLP at the closing of the merger for $10.30 per unit. IIT’s advisor also will receive merger consideration with respect to the 20,000 shares of common stock that it owns. In addition, following the closing of the merger, an affiliate of IIT’s advisor will receive fees in connection with an agreement for transition services to be provided to the purchaser of IIT.

In connection with the merger transaction, IIT’s sponsor will receive partnership units in IIT’s operating partnership in exchange for the 100 special partnership units of IIT’s operating partnership that it holds. The number of partnership units to be received by IIT’s sponsor will be determined in accordance with the terms of the operating partnership’s partnership agreement. Each partnership unit received by IIT’s sponsor will automatically be converted into one share of IIT common stock and eligible to receive the per share merger consideration at the closing of the merger transaction. IIT’s sponsor also will receive merger consideration with respect to the 200 shares of common stock that it owns.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, IIT intends to file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement and other relevant materials, and hold a special meeting of its stockholders to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, IIT’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available) containing information about the proposed transactions, and any other documents filed by IIT with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov and IIT’s website at www.industrialincome.com. In addition, stockholders may obtain free copies of the proxy statement and other documents filed by IIT with the SEC (when available) by directing a written request to the following address: Industrial Income Trust Inc., Attention: Eric Paul, 518 17th Street, Denver, CO 80202.

IIT and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IIT in connection with the merger. Information about those executive officers and directors of IIT and their ownership of common stock is set forth in the proxy statement for IIT’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2015. Stockholders may obtain additional information regarding the direct and indirect interests of IIT and its executive officers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform of 1995. These forward-looking statements generally can be identified by use of statements that include words such as “intend,” “plan,” “may,” “should,” “could,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of IIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the failure of IIT to obtain the requisite vote of stockholders required to consummate the proposed merger or the failure to satisfy the other closing conditions to the merger or any of the other transactions contemplated by the merger agreement; (iii) risks related to disruption of management’s attention from IIT’s ongoing business operations due to the transaction; (iv) the effect of the announcement of the merger on the ability of IIT to retain key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally; (v) the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; (vi) the actual distributions to be received by stockholders from the Liquidating Entity, if any, the timing of such distributions and the market prices for the Excluded Properties at the time of any sales by the Liquidating Entity, including costs related thereto; (vii) the outcome of any legal proceedings that may be instituted against IIT and others related to the merger agreement; (viii) the ability of IIT to implement its operating strategy; (ix) IIT’s ability to manage planned growth; (x) changes in economic cycles; and (xi) competition within the real estate industry.

In addition, these forward-looking statements reflect IIT’s views as of the date on which such statements were made. IIT anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing IIT’s views as of any date subsequent to the date hereof. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by IIT or any other person that the results or conditions described in such statements or the objectives and plans of IIT will be achieved. Additional factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in IIT’s SEC reports, including, but not limited to, the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 27, 2015, the “Risk Factors” section of IIT’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, which was filed with the SEC on May 13, 2015 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. IIT expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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